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                                                                  Exhibit (n)(2)

[DECHERT LOGO]





FORM OF OPINION OF COUNSEL ON TAX MATTERS

August   , 2002


Board of Directors
DB Hedge Strategies Fund LLC
25 DeForest Avenue
Summit, New Jersey  07901

Re:   DB Hedge Strategies Fund LLC

Dear Sirs:

We have acted as counsel in connection with the formation of DB Hedge Strategies Fund LLC, a Delaware limited liability company organized on October 23, 2001 (the "Fund"), and the offering of interests therein (the "Offering"). At your request, these opinions as to the status of the Fund for federal income tax purposes are being furnished to you.

In rendering the opinions set forth herein, we have examined the Limited Liability Company Agreement of the Fund dated as of October 23, 2001 (the "Operating Agreement"), and the Prospectus and Statement of Additional Information, each subject to completion and to be dated _____________, 2002, as filed with the Securities and Exchange Commission on August 27, 2002 (collectively, the "Offering Memorandum"). We assume that the Fund will be operated in accordance with the terms of the Operating Agreement and the Offering Memorandum and consistent with the facts set forth herein. In this regard, we have also relied, without independent investigation, as to factual matters contained in the Offering Memorandum and on representations from the Fund. Any alteration of such facts may adversely affect this opinion. All capitalized terms which are not defined herein shall be as defined in the Offering Memorandum.

We have also examined such certificates and documents that we have deemed necessary and appropriate. Furthermore, we have assumed the legal capacity of all natural persons signing or delivering any instrument, the genuineness of all signatures of persons on original documents, the authority of all persons signing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.


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Board of Directors
August , 2002
Page 2


Based on and subject to the foregoing, we are of the opinion that for Federal income tax purposes:

       (1) the Fund will be classified as a partnership and each member of the Fund (a "Member") will be treated as a partner of such partnership at all times during which the Fund has two or more Members; and

       (2) the Fund will not be classified or treated as an association taxable as a corporation or publicly traded partnership taxable as a corporation.

In rendering the foregoing opinions, we are relying upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder ("Regulations"), published rulings thereunder and judicial interpretations thereof in existence on the date hereof. The Code and Regulations upon which the foregoing opinions are based and the administrative and judicial interpretations thereof are subject to change either by a statutory amendment to the Code, by an administrative change to the Regulations or published rulings or by new judicial decisions. Any such changes might be retroactive and might adversely affect the tax status of the Fund.

The opinions expressed herein have been rendered at your request, are solely for your benefit in connection with the Offering and may not be relied upon by you or any other person in any manner or for any other purpose. We do not assume any continuing obligation or responsibility to advise you of any changes in law, or any change of circumstances of which we become aware, which may affect either of the opinions expressed herein, or to update, revise or supplement any opinion herein for any reason whatsoever.

You should recognize that our opinions are not binding on the Internal Revenue Service ("IRS") and that the IRS may disagree with the opinions contained herein. Although we believe that our opinions will be sustained if challenged, there can be no assurance to this effect.



Very truly yours,



DECHERT
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